Exhibit 10.9

English Translation

Spousal Consent Letter

I,                      (ID Card Number:                     ), am the lawful spouse of                     (ID Card Number:                     ). I hereby unconditionally and irrevocably agree that                      signs the following documents (“Transaction Documents”) on                      and further agree that the equity interests held by                      in                      (the “Company”) and recorded under his name will be disposed of pursuant to the provisions of the following documents:

(1)	The Equity Pledge Agreement entered into with ;

(2)	The Exclusive Call Option Agreement entered into with ; and

(3)	The Shareholder Voting Right Proxy Agreement entered into with .

I confirm that I hold no equity in the Company and undertake that I will not make any claim against the equity of the Company. I further confirm that the performance of the Transaction Documents and any further amendment or termination thereto by                      will not require my authorization or consent.

I undertake to sign all such documents and do all such acts as are necessary to ensure the proper performance of the Transaction Documents (as may be amended from time to time).

I agree and undertake that if I acquire any equity of the Company for whatever reason, I will be bound by the Transaction Documents (as may be amended from time to time) and (as a shareholder of the Company) the obligations thereunder; and for this purpose, at the request of WFOE, I will sign a series of written documents in both the form and substance substantially identical to the Transaction Documents (as may be amended from time to time).

(Signature of spouse)

Date: